Exhibit 99.4

July 21, 2026

Board of Directors
Passage Bio, Inc.
P.O. Box 7
Hopewell, NJ 08525

Members of the Board of Directors,

We hereby consent to (i) references to our name, (ii) the use of our opinion letter dated June 23, 2026 to the Passage Bio, Inc. Board of Directors included in Annex B to the proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 relating to the proposed merger to be entered into by and among Passage Bio, Inc., Peregrine Merger Sub, Inc. and Remix Therapeutics, Inc. and (iii) the references to such opinion in such proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

Very truly yours,

/s/ Redwood Valuation

Redwood Valuation Partners, LLC